Exhibit 99.1

Anthera Pharmaceuticals Completes Interim Analysis of PEARL-SC Clinical Trial with Blisibimod

HAYWARD, Calif., March 5, 2012 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases including cardiovascular and autoimmune disorders, today announced the continuation of the Phase 2b PEARL-SC clinical study following an interim analysis of all safety and efficacy data.

As part of the ongoing safety monitoring of the PEARL-SC clinical study, the Company’s Data Safety Monitoring Board (DSMB) met for the fourth time since the beginning of the study to review all available patient safety data.  Following the analysis, the DSMB recommended the study proceed as planned without modification.

Concurrent with the DSMB review, an independent statistician completed an interim efficacy analysis after the 350th enrolled patient had reached the 24-week time-point in the study and recommended the study continue to completion.  Per the clinical study protocol, the independent statistician could have recommended an early stop to the study if the difference in efficacy between pooled treatment and placebo groups at 24 weeks and either the 16, 20, or 28-week time point met a pre-defined statistical threshold.  In December 2011, an independent review of the biomarker data confirmed that monthly and weekly subcutaneous doses of blisibimod resulted in statistically significant reductions of B-cells.

As a result of these recommendations, top-line efficacy data from the PEARL-SC clinical study is expected in the second quarter of 2012.  With 547 patients the study retains greater than 90% statistical power to detect a treatment difference of 14% with an associated p-value of less than 0.046 (p < 0.046) for the study’s primary endpoint*.

PEARL-SC (A randomized, double-blind Phase 2b study to evaluate the efficacy, safety, and tolerability of blisibimod administration in subjects with systemic lupus erythematosus) is examining the therapeutic benefit of weekly and monthly subcutaneous injections of blisibimod in patients with active and antibody positive systemic lupus erythematosus (SLE).  The clinical study enrolled 547 patients in 11 countries and 72 clinical sites worldwide.

*The primary endpoint of the PEARL-SC study is clinical improvement at 24 weeks in an SLE responder index — a composite responder index evaluating various patient and physician reported clinical disease activity including a SELENA/SLEDAI* improvement of five points or greater, no increase in a physician’s global assessment of more than 0.3 points, with no new BILAG A or two new BILAG B organ domain flares.  SELENA-SLEDAI: Safety of Estrogen in Lupus Erythematosus National Assessment / Systemic Lupus Erythematosus Activity Index is a cumulative, weighted index of systemic lupus erythematosus disease activity.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases.  Anthera has three late stage clinical products: varespladib methyl (A-002), A-001 and blisibimod (A-623).  Varespladib methyl (A-002) and A-001 are designed to inhibit a novel enzyme target known as secretory phospholipase A2 (sPLA2).  Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease.  Blisibimod targets elevated levels of B-lymphocyte stimulator (BAFF), which have been associated with a variety of B-cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus) and rheumatoid arthritis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the anticipated initiation of Anthera’s clinical studies, anticipated duration and expected results of these studies, and the progression of Anthera’s products through future stages of clinical development. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.